Exhibit 11.1

                        Trusted Information Systems, Inc.

              Statement of Computation of Earnings (Loss) Per Share

                               For the Threee Months Ended
                               March 29,          March 28,
                                1996                1997
                          ---------------------------------------

Common Stock Outstanding        6,986,762         11,507,743


Issuance of Cheap Stock
                                  866,176                 --

    Weighted average shares
          outstanding           7,852,938            11,507,743
                            ===================   =============





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